Exhibit 10.1

BLOW & DRIVE INTERLOCK CORP

2021 Stock Incentive Plan for Employees and Consultants

1.	Definitions: As used herein, the following definitions shall apply:

(a)             "Black-out Period" shall mean a period when a Participant is prohibited from exercising an Option due to trading restrictions imposed by the Corporation in accordance with its securities trading policies.

(b)            "Board of Directors" shall mean the Board of Directors of the Corporation.

(c)             "Committee" shall mean the Compensation Committee designated by the Board of Directors, or such other committee as shall be specified by the Board of Directors to perform the functions and duties of the Committee under the Plan; the Committee shall be comprised of designated members of the Board of Directors, or any other individuals, as determined by the Board of Directors; provided, however, that, the Committee shall comply with the requirements of (i) Rule 16b-3 of the Rules and Regulations under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and (ii) Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations thereunder.

(d)            "Corporation" shall mean Blow & Drive Interlock Corp, a Delaware corporation, or any successor thereof.

(e)             "Disability" shall mean any physical, mental or other health condition which substantially impairs the Participant’s ability to perform his or her assigned duties for 120 days or more in any 240 day period, or that can be expected to result in death. The Board of Directors shall determine whether a Participant has incurred a Disability on the basis of medical evidence acceptable to the Board of Directors. Upon making a determination of Disability, the Board shall, for the purposes of the Plan, determine the date of the Participant’s termination of employment.

(f)             "Discretion" shall mean in the sole discretion of the Board of Directors, with no requirement whatsoever that the Board of Directors follow past practices, act in a manner consistent with past practices, or treat an employee or consultant in a manner consistent with the treatment afforded other employees or consultants with respect to the Plan.

(g)            "Participant" shall mean any individual designated by the Committee under Paragraph 6 for participation in the Plan.

(h)            "Plan" shall mean this Blow & Drive Interlock Corp Stock Incentive Plan for Employees and Consultants, as amended.

(i)              "Subsidiary" shall mean any corporation or similar entity in which the Corporation owns, directly or indirectly, stock or other equity interest possessing more than 20% of the combined voting power of all classes of stock or other equity interest.

2.               Purpose of Plan: The purpose of the Plan is to provide employees and consultants of the Corporation and its Subsidiaries with an increased incentive to make significant and extraordinary contributions to the long-term performance and growth of the Corporation and its Subsidiaries, to join the interests of employees and consultants with the interests of the shareholders of the Corporation, and to facilitate attracting and retaining employees and consultants of exceptional ability.

3.               Administration: The Plan shall be administered by the Board of Directors, or such Committee designated by the Board of Directors, as set out in further detail below. The Board of Directors shall have full power and authority to take all actions and to make all determinations required or provided for under the Plan that the Board of Directors deems to be necessary or appropriate to the administration of the Plan. All such actions and determinations shall be by the affirmative vote of a majority of the members of the Board of Directors present at a meeting, or by unanimous consent of the Board of Directors executed in writing.

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Subject to the provisions of the Plan, the Board of Directors shall determine, from those eligible to be Participants under the Plan, the persons to be given a grant of Shares or grant of Options, the amount of Shares or Options to be granted to each such person, and the terms and conditions of any grant. Subject to the provisions of the Plan, the Board of Directors is authorized to interpret the Plan, to make, amend and rescind rules and regulations relating to the Plan and to make all other determinations necessary or advisable for the Plan's administration. Interpretation and construction of any provision of the Plan by the Board of Directors shall be final and conclusive.

The Board of Directors may delegate to a Committee all, or such portion of, its powers and authorities related to the administration and implementation of the Plan, as set forth above and in other applicable provisions, as the Board of Directors shall determine, consistent with the Corporation's Articles of Incorporation or Bylaws and applicable law. Notwithstanding the foregoing, all actions taken by, and determinations made by, the Committee must be presented to the Board of Directors by way of proposal ("Proposal"), and the Board of Directors shall have final discretion to accept, deny or amend such Proposal. Upon acceptance of any such Proposal, the proposed action or determination of the Committee shall be final, binding and conclusive.

4.               Indemnification of Board of Directors and Committee Members: In addition to such other rights of indemnification as they may have, the Board of Directors, and members of the Committee if applicable, shall be indemnified by the Corporation in connection with any claim, action, suit or proceeding relating to any action taken or failure to act under or in connection with the Plan or any Shares or Options granted hereunder to the full extent permitted by applicable law, or provided for under the Corporation's Articles of Incorporation or Bylaws with respect to indemnification of directors of the Corporation.

5.               Maximum Number of Shares Subject to Plan: The maximum number of Shares which may be granted under the Plan shall be 5,000,000 shares in the aggregate of common stock of the Corporation.

6.               Participants: The Board of Directors shall determine and designate from time to time, in its Discretion, those employees and consultants of the Corporation, or any Subsidiary, to receive Shares or Options (both defined below) that, in the judgment of the Board of Directors, are or will become responsible for the direction and financial success of the Corporation, or any Subsidiary.

7.               Written Agreement: Each award of Shares or Options shall be evidenced by a written agreement (each a "Corporation-Participant Agreement") containing such provisions as may be approved by the Board of Directors. Each such Corporation-Participant Agreement shall constitute a binding contract between the Corporation and the Participant, and every Participant, upon acceptance of such Agreement, shall be bound by the terms and restrictions of the Plan and of such Agreement. The terms of each such Corporation-Participant Agreement shall be in accordance with the Plan, but each Corporation-Participant Agreement may include such additional provisions and restrictions determined by the Board of Directors, in its Discretion, provided that such additional provisions and restrictions are not inconsistent with the terms of the Plan.

8.               Allotment of Shares: The Committee shall determine and fix, in its Discretion, the number of Shares or Options which a Participant may be granted, and which shall be set out in the terms of the Corporation-Participant Agreement.

9.               Manner of Exercise of Option and Delivery of Certificate: A participant who wishes to exercise an Option may do so by delivering: i) a written notice to the Corporation specifying the number of Shares being acquired pursuant to the Option (the "Optioned Shares"), and ii) cash, certified cheque or bank draft payable to the Corporation for the aggregate exercise price for the Optioned Shares being acquired, and the aggregate of any amounts required by law to be withheld by the Corporation on the exercise of such Option, if any.

As soon as practicable after the grant of Shares or receipt of the notice of exercise an Option, and payment in full for the Shares being acquired, the Corporation will issue to the Participant the appropriate number of Shares, and a certificate representing the Shares, or, at the direction of the participant, direction to the Corporation’s transfer agent to issue Shares in book entry form to the participant.

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10.            Death, Disability or Termination of Employment or Service: If a Participant leaves the employ or service of the Corporation, no Option may be exercised by the Participant, except as follows:

(a)	Termination: In the case of termination of the Participant’s employ or service with the Corporation for any reason, any Option held by him or her at the date of termination will become exercisable until the earlier of 30 days from date of termination and the expiry date of the Option;

(b)	Death: In the case of death of the Participant, any Option held by him or her at the date of death will become exercisable by the Participant’s lawful personal representatives, heirs or executors until the earlier of one year from the date of death and the expiry date of the Option; and

(c)	Disability: In the case of the Disability of a Participant, any Option held by him or her at the date of Disability will become exercisable until the earlier of one year from date of cessation of the Participant’s employment or service, and the expiry date of the Option.

11.            Options Expiring During a Black-out Period: Should the expiry date for an Option fall within a Black-out Period, or within the period that is nine (9) Business Days immediately following the expiration of a Black-out Period, such expiry Date will be automatically adjusted without any further act or formality to that day which is the tenth business day after the end of the Black-out Period, such tenth Business Day to be considered the Expiry Date for such Option for all purposes under the Plan.

12.            Share Price: The Share or Option price shall be fixed by the Board of Directors and stated in the Corporation-Participant Agreement. The Share or Option price shall be the Fair Market Value on the date of grant of the Share or the Option, as the case may be, or such higher price as determined by the Board of Directors at its discretion; provided, however, that in the event that a Participant would otherwise be ineligible to receive an Incentive Stock Option by reason of the provisions of Sections 422(b)(6) and 424(d) of the Internal Revenue Code of 1986 (relating to ownership of more than ten percent (10%) of the Corporation's outstanding Shares), the Option price of an Option granted to such Participant that is intended to be an Incentive Stock Option shall be not less than one hundred ten percent (110%) of the Fair Market Value of a Share on the date of grant. In no case shall the Option price of any Option be less than the nominal value of a Share.

"Fair Market Value" shall mean, if there is an established market for the Corporation's common stock on a stock exchange, in an over-the-counter market or otherwise, the Closing Trading Price for the Shares on the trading day of the grant of Shares or Option. If there is no established market for the Corporation's common stock, the determination of Fair Market Value shall be established by the Board of Directors in its sole discretion, considering the criteria set forth in Treas. Reg. Section 20.2031-2 or successor regulations.

13.            Reclassification, Consolidation Or Merger: In the event the Corporation shall hereafter (A) pay a stock dividend or make a stock distribution of shares of common stock with respect to the common stock, (B) subdivide its outstanding common stock into a greater amount of common stock, (C) combine its outstanding common stock into a smaller amount of common stock, or (D) issue by reclassification of its common stock any other security of the Corporation, the Option price in effect immediately prior to such action shall be adjusted so that Participant shall be entitled to receive the amount of common stock or other capital stock of the Corporation he, she or it would have owned immediately following such action had an option, or any remaining portion hereof been converted in full immediately prior thereto. All adjustments made pursuant to this Section shall become effective immediately after the record date in the case of a dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification.

14.            Non-transferability of Share or Option Rights: No Share or Option right granted under the Plan to a Participant shall be transferable by such Participant, otherwise than by will or by the laws of descent and distribution. However, any Shares issued to a Participant under this Plan shall be freely transferable after issuance, subject to any statutory hold periods imposed pursuant to the provisions of the Exchange Act.

15.            Rights to Continued Employment: Nothing contained in the Plan, or in any Share or Option granted or awarded pursuant to the Plan, nor any action taken by the Board of Directors hereunder, shall confer upon any Participant any right with respect to continuation of employment or consultancy by the Corporation, or a Subsidiary, nor interfere in any way with the right of the Corporation, or a Subsidiary, to terminate such person's employment or consultancy at any time.

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16.            Effectiveness of Plan: The Plan shall be effective on the date the Board of Directors adopts the Plan.

17.            Termination, Duration and Amendments of Plan: The Board of Directors may amend, suspend or terminate the Plan at any time. Unless sooner terminated, the Plan shall terminate on the date ten years after its adoption by the Board of Directors, and no Share or Option may be granted thereafter. The termination of the Plan shall not affect the validity of any Shares or Options outstanding on the date of termination.

For the purpose of conforming to any changes in applicable law or governmental regulations, or for any other lawful purpose, the Board of Directors shall have the right, with or without approval of the shareholders of the Corporation, to amend or revise the terms of the Plan at any time; provided, however, that no such amendment or revision shall (i) without approval or ratification of the shareholders of the Corporation (A) increase the maximum number of shares in the aggregate which are subject to the Plan (subject to the provisions of Paragraph 5), (B) increase the maximum number of shares for which any Participant may be granted Shares or Options under the Plan, (C) change the class of persons eligible to be Participants under the Plan, or (D) materially increase the benefits accruing to Participants under the Plan, or (ii) without the consent of the holder thereof, materially adversely affect the rights of such Participant, change the Share price, or alter or impair any Share or Option which shall have been previously granted or awarded to such Participant under the Plan.

18.            Adoption of Plan: This Plan was adopted by the Board of Directors on the 29th day of July, 2021.

BOARD OF DIRECTORS:

/s/ Song Dai

Song Dai

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